Exhibit (10)(ii)

July 16, 2003

Mr. Don Kennedy

The First American Corporation

1 First American Way

Santa Ana, CA 92707

Re:	Change in Employment Status

Dear Mr. Kennedy:

The purpose of this letter is to discuss your transition as an active employee of First American to retirement.

You will continue receiving your regular bi-weekly salary of $14,423.08 through July 1, 2005. Your monthly car deduction of $350 will be withheld on an after-tax basis, in addition to all legally required taxes. Deductions for life and disability benefits will not be withheld as these benefits ceased July 1, 2003. You may, however, convert your life insurance to an individual policy. If interested, we will request the appropriate paperwork be sent to you for completion. You have 31 days from the date your coverage ceased to convert it to an individual policy.

You will also receive a final paycheck for all accrued but unused vacation. Deductions for your health benefits, for the month of July, will be withheld on a pre-tax basis from this paycheck, in addition to all legally required taxes.

Notification of your retirement will be sent to The First American Service Center July 17, 2003. Benefits enrollment information will be mailed the following week. You should receive enrollment information by the end of July. It will be necessary for you to contact Jim Hayes, Retirement Benefits Coordinator at 1-877-208-0866 to enroll you and your wife, Dorothy, in retiree health benefits. Jim is available to assist you with your elections and any questions you have. It is my understanding, you have enrolled in Medicare Parts A & B. As such, you will be eligible to enroll in the Medicare Supplemental Retiree Traditional Choice plan for you and Dorothy. You should enroll no later than August 31, 2003, to prevent disruption of coverage. Currently, the 2003 monthly rate is $561.00. You should receive your first coupon statement within 1 – 2 weeks after you enroll. If you elect to commence your monthly pension benefits, you will also be given an option to have retiree health benefits withheld directly from your monthly pension checks.

Mr. Don Kennedy

July 16, 2003

If interested, you are entitled to receive a distribution/rollover of your 401(k) funds. You will automatically receive distribution information by the end of July. No action is necessary unless you decide to elect a distribution or rollover.

You will also receive a retirement kit providing you with the various options available for commencement of your pension benefits. You should receive this kit by the end of July. If you also want to commence your SERP benefit, you will need to contact Kelly Hoffman. She can be reached at (714) 800-3189.

We hope to have provided you with information to successfully transition to retirement. If you experience any difficulties with your transition, please contact Laquita Kelm, Sr. Director, Benefits at 1-800-229-8426, ext. 4333 or feel free to call me.

We extend best wishes to you and Dorothy, for a joyous and healthy retirement.

Very truly yours,

/s/ Elizabeth M. Brandon

Elizabeth M. Brandon

Vice President, HR Administration

(714) 800-3182

EMB/llk

cc:	Cathy Oliver
Laquita Kelm
Kelly Hoffman
Sharon Kendrick